Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck, Inc. on Form S-1 (333-201168), S-3 (No. 333-238680) and Form S-8 (Nos. 333-238627, 333-231781, 333-211298 and 333-204308) of our report dated March 29, 2021, on our audits of the financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 29, 2021